EXHIBIT 4.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

DESCRIPTION OF SHARE CAPITAL

The following description of the share capital of Nabors Industries Ltd. is a summary and does not purport to be complete.  It is subject to and qualified in its entirety by reference to our Memorandum of Association, including the Certificate of Designations for the Series A Preferred Shares (the “Series A Certificate of Designations”), and our Amended and Restated Bye-laws (our “Bye-laws”), each of which is filed as an exhibit to our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and incorporated by reference herein.  We encourage you to read the Series A Certificate of Designations and our Bye-laws for additional information.

Authorized Share Capital

Our authorized share capital consists of 825,000,000 shares of which 800,000,000 are common shares, par value US$0.001 per share, and 25,000,000 are preferred shares, par value US$0.001 per share.  As of December 31, 2019, there were (i) 416,197,916 Nabors common shares issued and outstanding, excluding 52,800,203 common shares held by our subsidiaries, and (ii) 5,613,228 of our preferred shares are issued and outstanding, excluding 132,772 shares held by our subsidiaries, all of which have been designated as series A preferred shares.  Shares held by our subsidiaries have the same voting and other rights as other issued and outstanding shares.

COMMON SHARES

Voting Rights

Holders of the common shares are entitled to one vote on any question to be decided on a show of hands and one vote per share on a poll on all matters submitted to a vote of the shareholders of Nabors.  Except as specifically provided in the Bye-laws or in the Companies Act 1981 of Bermuda, as amended (the “Companies Act”), any action to be taken by shareholders at any meeting at which a quorum is in attendance shall be decided by a majority of the issued shares present in person or represented by proxy and entitled to vote.  There are no limitations imposed by Bermuda law or the Bye-laws on the right of shareholders who are not Bermuda residents to hold or to vote their Nabors common shares.

The Bye-laws do not provide for cumulative voting.  A special meeting of shareholders may be called by Nabors’ board of directors or as otherwise provided by the Companies Act and applicable law.  Any action, except the removal of auditors and directors, required or permitted to be taken at any annual or special meeting of shareholders may be taken by written consent if the consent is signed by each shareholder, or their proxy, entitled to vote on the matter.

Preferred Shares

Nabors’ board of directors is authorized, without further shareholder action, to issue from time to time up to 25,000,000 preferred shares in one or more classes or series, and fix for each such class or series such voting power, full or limited, or no voting power, and such designations, preferences, number of shares, special rights qualifications, limitations or restrictions thereof, as are provided in the resolutions adopted by the board of directors providing for the issuance of such class or series.  The Nabors board of directors in authorizing such class or series may provide that any such class or series may be:

•	subject to redemption at the option of Nabors or the holders, or both, at such time or times and at such price or prices;
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entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in relation to, the dividends payable on any other class or classes or any other series;

•	entitled to such rights upon the dissolution of, or upon any distribution of the assets of, Nabors; or
•

convertible into, or exchangeable for, shares of any other class or classes of shares, or of any other series of the same or any other class or classes of shares, of Nabors at such price or prices or at such rates of exchange and with such adjustments;

in each case, as set forth in the resolutions authorizing the class or series of preferred shares.

The only series of preferred shares issued and outstanding as of December 31, 2019 was the Series A Preferred Shares, which is described below under “—Series A Preferred Shares.”

Changes to Rights of a Class or Series

Subject to the Companies Act, the rights attached to any class or series of shares of Nabors, unless otherwise provided by the terms of that class or series, may be altered or abrogated by a resolution passed at a separate general meeting of the holders of shares of that class, voting in person or by proxy and representing at least a majority of the issued shares of that class entitled to vote.  Every holder of shares of the relevant class shall be entitled on a poll to one vote for each share held by such holder and any holder of shares of the relevant class present in person or by proxy may demand a poll.  Unless otherwise provided by the rights attaching to any class of shares, the rights attaching to any class of shares will not be deemed to be varied by the creation or issue of shares that rank in priority of payment of dividends or with respect to capital or which confer more favorable voting rights than those shares.

Quorum for General Meetings

The holders of shares present in person or by proxy entitling them to exercise a majority of the voting power of Nabors shall constitute a quorum to hold a general meeting of the shareholders.

Dividends and Other Distribution

Subject to the provisions of law or of our Bye-laws, the Board of Directors may, out of funds available therefor at any regular special meeting, declare dividends upon the share capital of the Company as and when they deem expedient.

Rights upon Liquidation

Upon the liquidation of Nabors, after the full amounts that holders of any issued shares ranking senior to Nabors common shares as to distribution on liquidation or winding-up are entitled to receive have been paid or set aside for payment, the holders of Nabors common shares are entitled to receive, pro rata, any remaining assets of Nabors available for distribution to the holders of common shares.  The liquidator may deduct from the amount payable in respect of those common shares any liabilities the holder has to or with Nabors.  With the sanction of a resolution of shareholders, the assets received by the holders of Nabors common shares in a liquidation may consist in whole or in part of non-cash property which is not required to be of the same kind for all shareholders.

Repurchase Rights

Nabors’ board of directors may, at its discretion, authorize the purchase by Nabors of its own shares of any class, at any price (whether at par or above or below par), as long as such purchase is made in accordance with the provisions of the Companies Act.

Compulsory Acquisition of Shares Held by Minority Holders

An acquiring party is generally able to acquire compulsorily the Nabors common shares of minority holders in one of the following ways:

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Under a scheme of arrangement, which is made by obtaining the consent of Nabors and of holders of Nabors common shares, representing in the aggregate a majority in number and at least 75% in value of the common shareholders present and voting at a court ordered meeting held to consider the scheme of arrangement.  The scheme of arrangement must then be sanctioned by the Bermuda Supreme Court.  If a scheme of arrangement receives all necessary agreements and sanctions, upon the filing of the court order with the Registrar of Companies in Bermuda, all holders of Nabors common shares could be compelled to sell their shares under the terms of the scheme of arrangement.

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If the acquiring party is a company, it may compulsorily acquire all of the shares of the target company by acquiring pursuant to a tender offer 90% of the shares or class of shares not already owned by the acquiring party (the “offeror”) or any of its subsidiaries.  If an offeror has, within four months after the making of an offer for all the shares or class of shares not owned by the offeror or any of its subsidiaries, obtained the approval of holders of 90% or more of all the shares to which the offer relates, the offeror may, at any time within two months beginning with the date on which such approval was obtained, require by a “Notice of Acquisition” any nontendering shareholder to transfer its shares on the same terms as the original offer.  In those circumstances, nontendering shareholders will be compelled to sell their shares unless the Supreme Court of Bermuda (on application made within a one-month period from the date of the offeror’s notice of its intention to acquire such shares) orders otherwise.

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By acquiring, pursuant to a notice given to the remaining shareholders or class of shareholders, where the acquiring party holds not less than 95% of the shares or the class of shares of the company, the shares of such remaining shareholders or class of shareholders.  When such a notice is given, the acquiring party is entitled and bound to acquire the shares of the remaining shareholders on the terms set out in such notice, unless a remaining shareholder, within one month of receiving such notice, applies to the Supreme Court of Bermuda for an appraisal of the value of its shares.

This provision only applies where the acquiring party offers the same terms to all holders of shares whose shares are being acquired.

No Preemptive, Conversion or Subscription Rights; No Redemption or Sinking Fund Provision

Holders of Nabors common shares will have no preemptive or preferential right to purchase any securities of Nabors.  Nabors common shares will not be convertible into shares of any other class or series or be subject to redemption either by Nabors or the holder of the common shares.  Nabors common shares have no sinking fund provisions.

Stock Exchange Listing

Our common shares are listed on the New York Stock Exchange under the symbol “NBR.”

Transfer Agent and Registrar

The transfer agent and registrar for the common shares and the preferred shares is Computershare.

Preferred Shares

Nabors’ board of directors is authorized, without further shareholder action, to issue from time to time up to 25,000,000 preferred shares in one or more classes or series, and fix for each such class or series such voting power, full or limited, or no voting power, and such designations, preferences, number of shares, special rights qualifications, limitations or restrictions thereof, as are provided in the resolutions adopted by the board of directors providing for the issuance of such class or series.  The Nabors board of directors in authorizing such class or series may provide that any such class or series may be:

•	subject to redemption at the option of Nabors or the holders, or both, at such time or times and at such price or prices;
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entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in relation to, the dividends payable on any other class or classes or any other series;

•	entitled to such rights upon the dissolution of, or upon any distribution of the assets of, Nabors; or
•

convertible into, or exchangeable for, shares of any other class or classes of shares, or of any other series of the same or any other class or classes of shares, of Nabors at such price or prices or at such rates of exchange and with such adjustments;

in each case, as set forth in the resolutions authorizing the class or series of preferred shares.

       The only series of preferred shares issued and outstanding as of December 31, 2019 was the Series A Preferred Shares, which is described below under “—Series A Preferred Shares.”

Anti-Takeover Effects of Provisions of Certificate of Incorporation and Bye-Laws

The Bye-laws have provisions that could have an anti-takeover effect.  In addition, the Bye-laws include an “advance notice” provision which places time limitations on shareholders’ nominations of directors and submission of proposals for consideration at an annual general meeting.  These provisions are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and in the policies formulated by the board of directors and to encourage negotiations with the board of directors in transactions that may involve an actual or potential change of control of Nabors.

Directors can be removed from office prior to the expiration of their term, only for cause and after proper notice, at a special general meeting called for that purpose and by the affirmative vote of a majority of the issued and outstanding shares entitled to vote at such meeting.  Any vacancy created by the removal of a director may be filled by the affirmative vote of a majority of the issued and outstanding shares entitled to vote at the same meeting by the election of another director in his or her place or, in the absence of any such election, by the board of directors.  Any general meeting may authorize the board of directors to fill any vacancy left unfilled at a general meeting.  As long as a quorum of directors remains and is present, during the existence of a vacancy on the board of directors the remaining directors shall have full power to act during the existence of a vacancy.

The Bye-laws also provide that the board of directors will consist of not less than five nor more than 18 persons, the exact number to be set from time to time by the affirmative vote of a majority of the directors then in office.  Accordingly, the board of directors, and not the shareholders, has the authority to determine the number of directors and could delay any shareholder from obtaining majority representation on the board of directors by enlarging the board of directors and filling the new vacancies with its own nominees.

The Bye-laws provide that, at any annual general meeting, only such business shall be conducted as shall have been brought before the meeting by or at the direction of the board of directors, by any shareholder who complies with certain procedures set forth in the Bye-laws.

For business to be properly brought before an annual general meeting by a shareholder in accordance with the terms of the Bye-laws, the shareholder must have given timely notice thereof in proper written form to the Secretary of Nabors.  To be timely for consideration at the annual general meeting, a shareholder’s notice must be received by the Secretary at Nabors’ principal executive offices and its registered office in Bermuda not less than 60 days nor more than 90 days prior to the anniversary date of the immediately preceding annual general meeting, or, in the event that the annual general meeting is called for a date that is not within 30 days before or after such anniversary date, not later than the 10th day following the day on which such notice of the date of the annual general meeting was mailed or public disclosure of the date of the annual general meeting was made, whichever occurs first.  In order for a shareholder to nominate directors in connection with an annual general meeting of shareholders, a shareholder’s notice of his intention to make such nominations must be received in proper written form as specified in the Bye-laws by the Secretary of Nabors within the time limits described above or pursuant to the valid exercise of the power granted under the Companies Act.

In addition, the Companies Act provides for a mechanism by which 100 shareholders acting together or shareholders holding at least 5% of the voting power of a Bermuda company may propose a resolution which may properly be moved at an annual general meeting of the company.

Subject to the terms of any other class of shares in issue, any action required or permitted to be taken by the holders of the common shares must be taken at a duly called annual or special general meeting of shareholders unless taken by written consent of all holders of common shares.  Under the Bye-laws, special general meetings may be called at any time by the board of directors or when requisitioned by shareholders or otherwise required pursuant to the provisions of the Companies Act.  The Companies Act currently permits shareholders holding 10% of the paid up capital of a company entitled to vote at general meeting to requisition a special general meeting.

The board of directors of Nabors is authorized, without obtaining any vote or consent of the holders of any class or series of shares unless expressly provided by the terms of issue of a class or series, to from time to time issue any authorized but unissued shares on such terms and conditions as it may determine.  For example, the board of directors could authorize the issuance of preferred shares with terms and conditions that could discourage a takeover or other transaction that holders of some or a majority of the Nabors common shares might believe to be in their best interests or in which holders might receive a premium for their shares over the then market price of the shares.

SERIES A PREFERRED SHARES

Ranking

Our Series A Preferred Shares rank with respect to dividend rights and rights upon our liquidation, winding up or dissolution, senior to our common shares and any class or series of our preferred shares that rank junior to the Series A Preferred Shares and may rank junior, equal or senior to any series of preferred shares we may issue in the future.

Dividends

Holders of our Series A Preferred Shares are entitled to receive, when, as and if declared by our board of directors out of funds lawfully available for payment, cumulative dividends at the rate per annum of 6.00% per share on the initial liquidation preference of $50 per Series A Preferred Share (equivalent to $3.00 per annum per share), payable in cash, common shares or a combination thereof, at our election and subject to the share cap (as defined below).  Dividends on the Series A Preferred Shares are payable quarterly on February 1, May 1, August 1 and November 1 of each year, ending on May 1, 2021, at such annual rate, and shall accumulate from the most recent date as to which dividends shall have been paid or, if no dividends have been paid, from the first date of original issuance for the Series A Preferred Shares, whether or not in any dividend period or periods there have been funds lawfully available for the payment of such dividends.

No dividend must be declared or paid upon, or any sum set apart for the payment of dividends upon, any issued and outstanding share of the Series A Preferred Shares with respect to any dividend period unless all dividends for all preceding dividend periods have been declared and paid or declared and a sufficient sum has been set apart for the payment of such dividends, upon all issued and outstanding Series A Preferred Shares.

If we pay any dividend or portion thereof in common shares, such shares shall be valued for such purpose at 97% of the average VWAP per common share for the five trading days of the relevant dividend reference period.  The aggregate number of our common shares delivered in respect of dividends per Series A Preferred Share shall in no event exceed the maximum conversion rate.  To the extent that we elect to pay any accumulated and unpaid dividends, in whole or in part, by delivering our common shares, and the share cap results in us delivering fewer common shares than we would have been required to deliver in the absence of the share cap, we will, if we are legally able to do so, pay cash in respect of the deficit amount resulting from application of the share cap.

Liquidation

Upon our voluntary or involuntary liquidation, dissolution or winding-up, holders of the Series A Preferred Shares and any parity shares are entitled to receive out of our assets available for distribution to shareholders, after satisfaction of liabilities to creditors, if any, and the liquidation preference of any of our share capital ranking senior to the Series A Preferred Shares with respect to distribution of assets upon our liquidation, dissolution or winding up, if any, but before any distribution of assets is made to holders of our common shares or any of our other shares ranking junior as to such a distribution to the Series A Preferred Shares, a liquidating distribution in the amount of $50 per Series A Preferred Shares plus an amount equal to any accumulated and unpaid dividends, whether or not declared.  If in any such distribution, our assets or proceeds thereof are not sufficient to pay the liquidating distribution, distributions will be made pro rata as to the Series A Preferred Shares and any parity shares but only to the extent we have assets available after satisfaction of all liabilities to creditors, if any, and the full liquidation preference of any of our share capital ranking senior to the Series A Preferred Shares with respect to distribution of assets upon our liquidation, dissolution or winding-up, if any.  Holders of the Series A Preferred Shares will not be entitled to any other amounts from us after they have received their full liquidation preference.

In any such distribution, if our assets are not sufficient to pay the liquidation preferences in full to all holders of the Series A Preferred Shares and all holders of any parity shares, the amounts paid to the holders of Series A Preferred Shares and to the holders of any parity shares will be paid pro rata in accordance with the respective aggregate liquidation preferences of those holders.  In any such distribution, the liquidation distribution of any holder of preferred shares means the amount payable to such holder in such distribution, including any accumulated and unpaid dividends, whether or not declared.  If the liquidation preference has been paid in full to all holders of the Series A Preferred Shares and any holders of parity shares and shares ranking senior to the Series A Preferred Shares with respect to the distribution of assets upon our liquidation, dissolution or winding-up, the holders of our other shares shall be entitled to receive all of our remaining assets according to their respective rights and preferences.

Voting Rights

Except as provided below, the holders of the Series A Preferred Shares will have no voting rights.

Preferred Shares Directors

Whenever dividends on any Series A Preferred Shares shall have not been declared and paid for the equivalent of six or more dividend periods, whether or not for consecutive dividend periods (a “nonpayment event”), the holders of the Series A Preferred Shares, voting together as a single class with holders of any and all other series of voting preferred shares (as defined below) then issued and outstanding, will be entitled to vote for the election of a total of two additional directors to our board of directors (the “preferred shares directors”); provided that the election of any such directors shall not cause us to violate the corporate governance requirement of any exchange on which our securities may be listed or quoted that listed or quoted companies must have a majority of independent directors.  The number of preferred shares directors on our board of directors shall never be more than two at any one time.  In that event, the new directors shall be elected initially at a special general meeting called at the request of the holders of record of at least 20% of the aggregate voting power of the Series A Preferred Shares or of any other series of voting preferred shares (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of our shareholders, in which event such election shall be held at such next annual or special general meeting of shareholders), and, thereafter, at each subsequent annual general meeting of our shareholders, so long as the rights relative to a nonpayment event remain in effect.  Such request to call a special general meeting for the initial election of the preferred shares directors after a nonpayment event shall be made by written notice signed by the requisite holders of the Series A Preferred Shares or any other series of voting preferred shares and delivered to our secretary in any manner as may be permitted by our Bye-laws or by any other manner as permitted by Bermuda law.

“Voting preferred shares” means any other class or series of our preferred shares ranking equally with the Series A Preferred Shares as to dividends and the distribution of assets upon our liquidation, dissolution or winding-up and upon which like voting rights have been conferred and are exercisable.  Whether a plurality, majority or other portion of the Series A Preferred Shares and any other voting preferred shares have been voted in favor of any matter shall be determined by reference to the aggregate liquidation preference of the Series A Preferred Shares and voting preferred shares voted.

If and when all accumulated dividends have been paid in full (or declared and a sum sufficient for such payment shall have been set aside), the holders of the Series A Preferred Shares shall be divested of the foregoing voting rights (subject to revesting in the event of each subsequent nonpayment event) and, if such voting rights for all other holders of voting preferred shares have terminated, the term of office of each preferred shares director so elected shall terminate and the number of directors on our board of directors shall automatically decrease by two.

Any preferred shares director may be removed at any time without cause by the holders of record of a majority of the aggregate liquidation preference of Series A Preferred Shares and any other voting preferred shares then issued and outstanding (voting together as a single class) when they have the voting rights described above.  So long as a nonpayment event shall continue, any vacancy in the office of a preferred shares director (other than prior to the initial election after a nonpayment event) may be filled by the written consent of the preferred shares director remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the issued and outstanding series A preferred shares and any other voting preferred shares then issued and outstanding (voting together as a single class by reference to the aggregate liquidation preference of all preferred shares so entitled to vote) when they have the voting rights described above.  Any vote of preferred shareholders to remove, or to fill a vacancy in the office of, a preferred shares director may be taken only at a special general meeting of such preferred shareholders, called as provided above for an initial election of preferred shares directors after a nonpayment event (unless such request is received less than 90 days before the date fixed for the next annual or special general meeting of our shareholders, in which event such election shall be held at such next annual or special general meeting of shareholders).  The preferred shares directors shall each be entitled to one vote per director on any matter that shall come before the board of directors for a vote.  Each preferred shares director elected at any special general meeting of shareholders or by written consent of the other preferred shares director shall hold office until the next annual meeting of our shareholders if such office shall not have previously terminated as above provided.

General

The Companies Act provides that in certain circumstances, non-voting shares such as the Series A Preferred Shares have the right to vote (for example without limitation, converting a limited liability company to unlimited liability company, discontinuance of a company from Bermuda, an amalgamation or merger of a Bermuda company, or conversion of preferred shares into redeemable preferred shares).

Conversion Rights

Mandatory Conversion

Each of our Series A Preferred Shares, unless previously converted, will automatically convert on the second business day immediately following the last trading day of the twenty consecutive trading day period beginning on, and including the 21st scheduled trading day immediately preceding May 1, 2021 (the “mandatory conversion date”) into a number of common shares equal to the conversion rate described below.  In addition to the common shares issuable upon conversion of each of our Series A Preferred Shares on the mandatory conversion date, holders will have the right to receive an amount equal to all accumulated and unpaid dividends on the Series A Preferred Shares, whether or not declared prior to that date, for the then-current dividend period ending on May 1, 2021 and all prior dividend periods, so long as we are lawfully permitted to pay such dividends at such time.  To the extent that we elect to pay such accumulated and unpaid dividends, in whole or in part, by delivering our common shares, and the share cap results in us delivering fewer common shares than we would have been required to deliver in the absence of the share cap, we will, if we are legally able to do so, pay cash in respect of the deficit amount resulting from application of the share cap.

The conversion rate, which is the number of common shares issuable upon conversion of each Series A Preferred Share on the applicable conversion date (excluding common shares, if any, issued in respect of accumulated and unpaid dividends), will, subject to customary conversion rate adjustments, be as follows:

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if the applicable market value (as defined below) of our common shares is greater than $9.30 (the “threshold appreciation price”) then the conversion rate will be 5.3763 of our common shares per Series A Preferred Share (the “minimum conversion rate”), which is approximately equal to $50, divided by the threshold appreciation price;

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if the applicable market value of our common shares is less than or equal to the threshold appreciation price but greater than or equal to $7.75 (the “initial price”) then the conversion rate will be equal to $50, divided by the applicable market value of our common shares; or

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if the applicable market value of our common shares is less than the initial price, then the conversion rate will be 6.4516 of our common shares per series A preferred share (the “maximum conversion rate”), which is approximately equal to $50, divided by the initial price.

We refer to the minimum conversion rate and the maximum conversion rate collectively as the “fixed conversion rates.”

“Volume-weighted average price” or “VWAP” per common share (or any other security for which a VWAP must be determined) on any trading day means such price as displayed under the heading “Bloomberg VWAP” on Bloomberg (or any successor service) page NBR <Equity> AQR (or its equivalent successor if such page is not available) or, in the case of such other security, the per share volume-weighted average price as displayed on the Bloomberg page with respect to such security, in each case in respect of the period from the scheduled open to 4:00 p.m., New York City time, on such trading day; or, if such price is not available, the volume-weighted average price means the market value per common share (or such other security) on such trading day as determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained by us for this purpose.  The “average VWAP” means, for any period, the average of the VWAPs for each trading day in such period.

The “applicable market value” of our common shares is the average VWAP per common share over the final averaging period.

Conversion at the Option of the Holder

Other than during the fundamental change conversion period (as defined below), holders of the Series A Preferred Shares have the right to convert the Series A Preferred Shares, in whole or in part, at any time prior to May 1, 2021, into our common shares at the minimum conversion rate of 5.3763 of our common shares per Series A Preferred Share, subject to ordinary conversion rate adjustments.  In addition to the number of common shares issuable at the minimum conversion rate upon conversion of each Series A Preferred Share at the option of the holder on any date on which a holder converts Series A Preferred Shares at such holder’s option (the “early conversion date”), we will pay an amount equal to all accumulated and unpaid dividends on such converted Series A Preferred Shares, whether or not declared prior to that date, for all dividend periods ending on or prior to the dividend payment date immediately preceding the early conversion date, subject to the immediately succeeding paragraph and the share cap and so long as we are then lawfully permitted to pay such dividends.  To the extent that we elect to pay such accumulated and unpaid dividends, in whole or in part, by delivering our common shares, and the share cap results in us delivering fewer common shares than we would have been required to deliver in the absence of the share cap, we will have no obligation to pay any cash or deliver any additional common shares in respect of the deficit amount resulting from application of the share cap.  Holders who exercise the optional conversion right will not be entitled to receive dividends for the then-current dividend period.

Notwithstanding the foregoing, if the early conversion date for any optional conversion occurs during the period from 5:00 p.m., New York City time, on a regular record date for any declared dividend to 9:00 a.m., New York City time, on the immediately following dividend payment date, then:

•	we will pay such dividend on the dividend payment date to the holder of record of the converted Series A Preferred Shares on such regular record date;
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Series A Preferred Shares surrendered for conversion during such period must be accompanied by cash in an amount equal to the amount of such dividend for the then-current dividend period with respect to the share(s) so converted; and

•	the consideration that we deliver to the converting holder on the early conversion date will not include any consideration in respect of such dividend.

Conversion Upon Fundamental Change

If a fundamental change (as defined below) occurs prior to the mandatory conversion date, we will provide for the conversion of Series A Preferred Shares by paying or delivering, as the case may be, to holders who convert their Series A Preferred Shares at any time during the period (the “fundamental change conversion period”) beginning on, and including, the effective date of such fundamental change (the “effective date”) and ending on, but excluding, the earlier of (i) the mandatory conversion date and (ii) the date that is 20 calendar days after the effective date:

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a number of our common shares or units of exchange property, as described under “—Recapitalizations, Reclassifications and Changes of Our Common Shares” (if the fundamental change also constitutes a reorganization event), per Series A Preferred Share equal to the conversion rate (the “fundamental change conversion rate”) determined using the table below; and

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at our election and subject to the share cap, our common shares (or, if applicable, units of exchange property), cash or a combination thereof in an amount equal to any accumulated and unpaid dividends to the applicable conversion date, whether or not declared, on their Series A Preferred Shares, to the extent that we have lawfully available funds to pay such dividends; provided,  however, that if the conversion date for such conversion occurs during the period from 5:00 p.m., New York City time, on a regular record date for any declared dividend to 9:00 a.m., New York City time, on the immediately following dividend payment date, then we will pay such dividend on the dividend payment date to the holder of record of the converted Series A Preferred Shares on such regular record date and the consideration that we deliver to the converting holder will not include any consideration in respect of such dividend.

To the extent that we elect to pay the accumulated and unpaid dividends described in the immediately preceding bullet, in whole or in part, by delivering our common shares, and the share cap results in us delivering fewer common shares than we would have been required to deliver in the absence of the share cap, we will, if we are legally able to do so, pay cash in respect of the deficit amount resulting from application of the share cap.

We will notify holders of the anticipated effective date of a fundamental change at least 20 calendar days prior to such anticipated effective date or, if such prior notice is not practicable, notify holders of the effective date of a fundamental change no later than such effective date (the “fundamental change company notice”).  If we notify holders of a fundamental change later than the 20th calendar day prior to the effective date of a fundamental change, the fundamental change conversion period will be extended by a number of days equal to the number of days from, and including, the 20th calendar day prior to the effective date of the fundamental change to, but excluding, the date of the notice; provided that the fundamental change conversion period will not be extended beyond the mandatory conversion date.  The fundamental change company notice will state, among other things, whether we have elected to pay all or any portion of accumulated and unpaid dividends in common shares or units of reference property, as the case may be, and, if so, the portion thereof (as a percentage) that will be paid in common shares or units of exchange property.

Notwithstanding the foregoing, if we deliver the fundamental change company notice after the date that is six scheduled trading days prior to the effective date of the fundamental change, we will be required to pay all accumulated and unpaid dividends in cash.

A “fundamental change” will be deemed to have occurred (1) upon the occurrence of a change in control (as defined below) or (2) when the common shares (or other common shares underlying the series A preferred shares) cease to be listed or quoted on the New York Stock Exchange, NYSE MKT LLC, The NASDAQ Global Select Market, The NASDAQ Global Market or The NASDAQ Capital Market (or any of their respective successors).

A “change in control” shall be deemed to have occurred at such time as any of the following events shall occur:

(i) any person or group, other than Nabors, Nabors’ subsidiaries or any employee benefits plan of Nabors or its subsidiaries, files a Schedule 13D or Schedule TO (or any successor schedule, form or report) pursuant to the Exchange Act, disclosing that such person or group has become the beneficial owner of shares with a majority of total voting power of the common shares; unless such beneficial ownership (a) arises solely as a result of a revocable proxy delivered in response to a proxy or consent solicitation made pursuant to the applicable rules and regulations under the Exchange Act, and (b) is not also then reportable on Schedule 13D (or any successor schedule) under the Exchange Act;

(ii) Nabors consolidates with, amalgamates or merges with or into another person (other than one of its subsidiaries), or sells, conveys, transfers or leases all or substantially all of its properties and assets to any person (other than one of its subsidiaries) or any person (other than one of its subsidiaries) consolidates with or merges with or into Nabors, and (except in the case of any such sale, conveyance, transfer or lease) the issued and outstanding common shares are reclassified into, converted for or converted into the right to receive any other property or security; or

(iii) the first day on which the majority of the members of the board of directors of Nabors cease to be Continuing Directors.

For purposes of defining a change in control:

(w)“Continuing Director” means, as of any date of determination, any member of the board of directors of Nabors who:  (1) was a member of such board of directors (a) on the date of the original issuance of the series A preferred shares or (b) for at least two consecutive years; or (2) was nominated for election, elected or appointed to such board of directors with the approval of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination, election or appointment (either by a specific vote or by approval of the Nabors’ proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination);

(x)the term “person” and the term “group” have the meanings given by Section 13(d) and 14(d) of the Exchange Act or any successor provisions;

(y)the term “group” includes any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act or any successor provision; and

(z)the term “beneficial owner” is determined in accordance with Rules 13d-3 and 13d-5 under the Exchange Act or any successor provisions, except that a person will be deemed to have beneficial ownership of all shares that person has the right to acquire irrespective of whether that right is exercisable immediately or only after the passage of time.

Notwithstanding the foregoing, it will not constitute a change in control if at least 90% of the consideration for the common shares (excluding cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights) in the transaction or transactions constituting the change in control consists of common stock or common shares traded on a United States national securities exchange or approved for quotation on the New York Stock Exchange, NYSE MKT LLC, The NASDAQ Global Select Market, The NASDAQ Global Market or The NASDAQ Capital Market (or any of their respective successors), or which will be so traded or quoted when exchanged in connection with the change in control transaction, and as a result of such transaction or transactions the series A preferred shares become convertible or exchangeable solely into such common stock or common shares.

If any transaction in which our common shares are replaced by the securities of another entity occurs, following completion of the related fundamental change conversion period, references to us in the definition of “change in control” above shall instead be references to such other entity.

The “fundamental change conversion rate” will be determined by reference to the table above, based on the effective date and the “share price” in the fundamental change, which will be:

•

in the case of a fundamental change described in clause (ii) of the definition of “change of control” above in which all holders of our common shares receive only cash in the change of control, the cash amount paid per common share; and

•	otherwise, the average VWAP per common share over the 10 trading day period ending on, and including, the trading day immediately preceding the effective date of the fundamental change.

Conversion at Our Option Upon Tax Event

If, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated thereunder) of any taxing jurisdiction, or any change in official position regarding the application or interpretation of such laws, regulations or rulings (including a holding by a court of competent jurisdiction), which change, amendment, application or interpretation is announced and becomes effective on or after the date of this prospectus supplement (any such change, a “tax event”).

Redemption

The Series A Preferred Shares will not be redeemable.

Transfer Agent, Registrar, Dividend Disbursing Agent and Conversion Agent

Computershare is transfer agent, registrar, dividend disbursing agent and conversion agent for the Series A Preferred Shares.

Certain Provisions of Bermuda Law

We have been designated by the Bermuda Monetary Authority as a non-resident for Bermuda exchange control purposes.  This designation allows us to engage in transactions in currencies other than the Bermuda dollar, and there are no restrictions on our ability to transfer funds (other than funds denominated in Bermuda dollars) in and out of Bermuda or to pay dividends to U.S. residents who are holders of our common shares or preferred shares.

The Bermuda Monetary Authority has given its consent for the issue and free transferability of our common shares and preferred shares to and between non-residents of Bermuda for exchange control purposes, provided our shares remain listed on an appointed stock exchange, which includes the New York Stock Exchange.  Approvals or permissions given by the Bermuda Monetary Authority do not constitute a guarantee by the Bermuda Monetary Authority as to our performance or our creditworthiness.

In accordance with Bermuda law, share certificates are only issued in the names of companies, partnerships or individuals.  In the case of a shareholder acting in a special capacity (for example as a trustee), certificates may, at the request of the shareholder, record the capacity in which the shareholder is acting.  Notwithstanding such recording of any special capacity, we are not bound to investigate or see to the execution of any such trust.  We will take no notice of any trust applicable to any of our shares, whether or not we have been notified of such trust.